UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
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UNITED INSURANCE HOLDINGS CORP.
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UNITED INSURANCE HOLDINGS CORP.
360 Central Avenue, Suite 900
St. Petersburg, FL 33701

April 6, 2015
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (Annual Meeting) of United Insurance Holdings Corp. (herein referred to as UPC Insurance, the Company, us, our, and we), which will be held at 1:00 p.m. local time on Wednesday, May 6, 2015, at our office located at 360 Central Avenue, Suite 900, St. Petersburg, Florida 33701. At our Annual Meeting, you will be asked:

1.	To elect Gregory C. Branch, Kent G. Whittemore, and John Forney to serve as Class A Directors of our Board of Directors until our 2017 annual meeting of stockholders;

2.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment or postponement of the Annual Meeting.

Your vote is important! Whether you plan to attend the Annual Meeting, please read the proxy statement and then vote at your earliest convenience by proxy card or by Internet. Using Internet voting or mailing your proxy card will not prevent you from voting in person at the meeting if you are a stockholder of record and wish to do so.

Important information about the matters to be acted upon at the meeting is included in the accompanying notice and proxy statement. Our 2014 Annual Report, which we will make available to you along with the proxy statement, contains information about us and our performance.

Kind regards,

/s/ John Forney
John Forney, CFA
President and Chief Executive Officer

UNITED INSURANCE HOLDINGS CORP.
360 Central Avenue, Suite 900
St. Petersburg, FL 33701

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 6, 2015

WE HEREBY GIVE NOTICE that the 2015 Annual Meeting of Stockholders (Annual Meeting) of United Insurance Holdings Corp. (referred to in this document as we, our, us, the Company and UPC Insurance), a Delaware corporation, will be held at 1:00 p.m., local time, on Wednesday, May 6, 2015, at our office located at 360 Central Avenue, Suite 900, St. Petersburg, Florida 33701, for the following purposes:

1.	To elect Gregory C. Branch, Kent G. Whittemore, and John Forney to serve as Class A Directors of our Board of Directors until our 2017 annual meeting of stockholders;

2.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before our Annual Meeting or any adjournment or postponement of the Annual Meeting.

Our Board recommends that our stockholders vote FOR election of Gregory C. Branch, Kent G. Whittemore, and John Forney as Class A Directors and FOR ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

Persons or entities owning shares of our common stock at the close of business on March 19, 2015 (Record Date) are entitled to notice of, and to vote at, our Annual Meeting and at any adjournment or postponement that may take place. A list of stockholders entitled to vote at the meeting will be made available for the examination of any stockholder at the Annual Meeting and for ten days prior to the Annual Meeting at our office located at 360 Central Avenue, Suite 900, St. Petersburg, Florida 33701.

We cordially invite you to attend the Annual Meeting. To gain admission, you must show that you owned shares of our common stock as of the Record Date and, if so, then you must show valid, government-issued, picture identification. If your shares are registered in your name, we will compare your name to the list of registered stockholders to verify your share ownership. If your shares are in the name of your broker, bank, or other holder of record, you must bring evidence of your share ownership, such as your most recent account statement or a legal proxy from your broker, bank, or other holder of record. If you do not have valid picture identification and proof that you own shares of our common stock, we will not admit you to the Annual Meeting. All packages and bags are subject to inspection.

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the proxy statement, please vote at your earliest convenience by Internet or by mailing your completed proxy card. YOU CANNOT VOTE YOUR SHARES UNLESS YOU VOTE BY (i) INTERNET; (ii) MAILING YOUR COMPLETED AND SIGNED PROXY CARD; OR (iii) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast by Internet must be cast prior to 11:59 p.m., Eastern Daylight Time on Tuesday, May 5, 2015.

Dated:	April 6, 2015	By order of the Board of Directors,
/s/ Kimberly A. Salmon Kimberly A. Salmon
Corporate Secretary
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2015.
To access our Proxy Statement for the 2015 Annual Meeting of
Stockholders and our 2014 Annual Report, please visit
http://www.upcinsuranceproxy2015.com

UNITED INSURANCE HOLDINGS CORP.
PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

General

The Board of Directors (the Board) of United Insurance Holdings Corp. solicits the accompanying proxy for our 2015 Annual Meeting of Stockholders (the Annual Meeting) to be held at our office located at 360 Central Ave., Suite 900, St. Petersburg, Florida, 33701 on Wednesday, May 6, 2015, at 1:00 p.m. local time. In our attached Notice of Annual Meeting of Stockholders, we set forth the matters that stockholders will consider and act upon at the meeting. We will send this Proxy Statement for our 2015 Annual Meeting (this Proxy Statement), our Notice of Annual Meeting of Stockholders, the enclosed proxy, our 2014 Annual Report, and our Notice of Internet Availability of Proxy Materials to our stockholders on or about April 6, 2015. Included in our 2014 Annual Report is our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, as filed with the Securities and Exchange Commission (the SEC), which you can find on the SEC’s website at www.sec.gov. Copies of the exhibits filed with our Form 10-K may be obtained by submitting a written request as described in the subsection entitled Communication with the Company by Postal Mail.

Our Board is not aware of any other matters that are likely to be brought before stockholders at the Annual Meeting other than those specified in the notice thereof; however, if any other matters properly come before the stockholders at the Annual Meeting, the persons named in the enclosed proxy or their duly constituted substitutes acting at the Annual Meeting will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters. If the enclosed proxy is properly executed and returned prior to voting at the Annual Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. Except as set forth below, in the absence of instructions, executed proxies will be voted “FOR” the three nominees to serve as Class A Directors of our Board and “FOR” the ratification of the appointment by the Audit Committee of our Board of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Please note that, under New York Stock Exchange (NYSE) rules, your broker will NOT be able to vote your shares with respect to the election of directors (Proposal One) if you have not provided instructions to your broker. We therefore strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

Communication with the Company by Postal Mail

Unless otherwise noted in the Proxy Statement, requests for documents and/or information, submissions of proposals or nominations, proxy revocations or other official communications should be submitted in writing to the following address:

United Insurance Holdings Corp.
360 Central Avenue
Suite 900
St. Petersburg, Florida 33701
Attention: Corporate Secretary

Outstanding Securities and Voting Rights

Our Board has fixed the record date for the determination of stockholders entitled to notice of, and to vote at, our Annual Meeting as the close of business on March 19, 2015 (the Record Date). As of March 19, 2015, there were 21,473,713 shares of our common stock outstanding and entitled to vote. Each share of our common stock is entitled to one vote on each of the matters listed in our Notice of Annual Meeting and this Proxy Statement.

Voting Information

The presence of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and “broker non-votes” are counted as present and entitled to vote for the purpose of determining whether a quorum is present. A “broker non-vote” occurs when a broker, bank or other holder of record, holding shares for a beneficial owner, does not vote on a particular proposal because that holder does not have discretionary voting power under the rules of the NYSE for that particular item and has not received instructions from the beneficial owner.  We believe that the ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal Two) is a routine matter on which brokers will be permitted to vote your shares even if you have not provided instructions to your broker.

The rules of the NYSE do not consider the election of directors (Proposal One) to be a routine matter and brokers may not vote on behalf of their clients with respect to this proposal if their clients do not provide voting instructions. Please vote your shares on Proposal One. Abstentions and broker non-votes will not affect the outcome of the vote on Proposal One.

Directors will be elected by a plurality of the votes cast by shares entitled to vote at the Annual Meeting.  Therefore, the three Class A Director nominees receiving the most votes will be elected to the Board as Class A Directors to serve two year terms ending on the date of the 2017 annual meeting of stockholders and until their successors are duly elected and qualified.

Neither our Certificate of Incorporation, our By-Laws nor any applicable law requires stockholder ratification of the appointment of McGladrey LLP as our independent registered public accounting firm. Our Certificate of Incorporation (as amended and restated) provides that our directors may submit any act for approval or ratification at any annual meeting of our stockholders and that the approval or ratification of such act will require the vote of the holders of a majority of our stock represented in person or by proxy and entitled to vote at the meeting (provided that a quorum of stockholders is represented in person or by proxy). Accordingly, the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 will be ratified if we receive the affirmative vote of the holders of a majority of our stock represented in person or by proxy and entitled to vote at the Annual Meeting, provided that a quorum is represented. Abstentions will be included in the calculation of the number of shares represented and entitled to vote at the Annual Meeting and will therefore count as votes against the ratification of the appointment of McGladrey LLP.

We have appointed an Inspector of Elections for our Annual Meeting who will tabulate all of the votes at our Annual Meeting. For a period of ten (10) days prior to the Annual Meeting, any stockholder may appear at our office, located at the address listed in the subsection entitled Communication with the Company by Postal Mail, to examine a list of our stockholders entitled to vote at our Annual Meeting.

Attendance

All stockholders as of the close of business on the Record Date, or their duly appointed proxy holders, may attend our Annual Meeting. Registration will begin at 12:30 p.m. and persons attending should allow ample time for check-in procedures. If you attend, please note that you may be asked to present valid photo identification, such as a driver’s license or passport. If you are a stockholder of record, we will verify your name against the list of our stockholders as of the Record Date, prior to admittance to our Annual Meeting. Please also note that if you are a beneficial holder and hold your shares through a broker, bank or other holder of record (i.e., in “street name”), you will need to present a copy of a brokerage statement reflecting your stock ownership as of the Record Date before you can be admitted to our Annual Meeting.

You may attend our Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card or via the Internet. If you are a beneficial owner of our common stock and if you obtain a legal proxy from your broker, bank or other holder of record and present it to the Inspector of Elections along with your ballot, you may vote in person at our Annual Meeting. We encourage you to vote your shares in advance of our Annual Meeting, even if you plan on attending. If you have already voted, you may nevertheless revoke your vote in the manner described below and vote in person at our Annual Meeting.

Directions

To obtain directions to attend our Annual Meeting and vote in person, please contact John Rohloff, Director of Financial Reporting, at (727) 895-7737.

Revocation

You may revoke your proxy at any time before the vote at our Annual Meeting by submitting written notice as described in the subsection entitled Communication with the Company by Postal Mail, by delivering a proxy bearing a later date or by attending the meeting and voting in person. If you beneficially own shares of our common stock, you may submit new voting instructions by contacting your broker, bank, or other holder of record. You may also vote in person at our Annual Meeting if you obtain a legal proxy, as described in the subsection entitled Attendance.

Expense and Manner of Solicitation

Our Board is soliciting the proxy accompanying this Proxy Statement. We will bear the entire cost of solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy, and any additional information we furnish to our stockholders. We may solicit proxies through the mail, or our directors, executive officers, and other employees may solicit proxies in person or by telephone. We will not pay any additional compensation to our directors, executive officers, or other employees for their services with regard to proxy solicitation. We will also request brokers, banks, and other stockholders of record to forward proxy materials, at our expense, to the beneficial owners of our shares.

Delivery of Documents to Stockholders Sharing an Address

Some companies, brokers, banks, and other holders of record may employ procedures, approved by the SEC, known as “householding.” Householding, which reduces costs associated with duplicate printings and mailings, means that we will send only one copy of our Annual Report and Proxy Statement to stockholders who share the same address. Stockholders sharing the same address will continue to receive separate proxy cards.

If you own shares of our common stock and would like to receive additional copies of our Annual Report and Proxy Statement, you may submit a request to us by: (i) mailing a request in writing as described in the subsection entitled Communication with the Company by Postal Mail, or (ii) calling us at (727) 895-7737; we will promptly mail the requested copies to you. If you own shares of our common stock in your own name and you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you receive multiple copies and want to receive only one copy, contact American Stock Transfer & Trust Company, LLC at (800) 937-5449 or 6201 15th Avenue, Brooklyn, NY 11219. If you beneficially own shares of our common stock and you want to receive separate copies of the Annual Report and Proxy Statement in the future, or if you receive multiple copies and want to receive only one copy, contact your bank, broker, or other holder of record.

Deadline for the Submission of Stockholders’ Proposals for the 2016 Annual Stockholders’ Meeting

All proposals or nominations a stockholder wishes to submit at the meeting should be submitted as described in the subsection entitled Communication with the Company by Postal Mail.

In accordance with SEC regulations, we hereby notify our stockholders that if, pursuant to Rule 14a-8, they wish to include a proposal in our proxy statement and form of proxy relating to our 2016 annual meeting, we must receive a written copy of their proposal no later than December 4, 2015. Proposals must comply with the SEC proxy rules relating to stockholder proposals to be included in our proxy materials.

If we receive any notice of a stockholder proposal submitted outside the processes of Rule 14a-8 after February 17, 2016, we will consider such notice untimely. The proxy solicited by our Board for the 2016 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any stockholder proposal presented at that meeting that was not timely submitted to us.

CORPORATE GOVERNANCE AND BOARD OF DIRECTOR INFORMATION

Governance Principles

The Board oversees and monitors our management in the interest of and for the benefit of our stockholders. We have posted our Corporate Governance Guidelines on our website at www.upcinsurance.com.

The following table provides information regarding each of our current directors:

	Age	Position	Year Current Term Expires	Current Director Class
Gregory C. Branch	67	Chairman of the Board	2015	A
Kern M. Davis, M.D.	60	Director	2016	B
John Forney	53	President, CEO and Director	2015	A
William H. Hood, III	54	Director	2016	B
Sherrill W. Hudson	72	Director	2016	B
Alec L. Poitevint, II	67	Director	2016	B
Kent G. Whittemore	67	Director	2015	A

PROPOSAL ONE – ELECTION OF DIRECTORS

Proposal

Our Board consists of Class A Directors and Class B Directors; each class generally serves a two year term, typically with only one class of directors being elected in each year.

The term of office for our Class B Directors, currently consisting of Alec L. Poitevint, II, Kern M. Davis, M.D., William H. Hood, III, and Sherrill W. Hudson, will expire at our 2016 annual meeting of stockholders. The term of office for our Class A Directors, currently consisting of Gregory C. Branch, Kent G. Whittemore, and John Forney, will expire at our Annual Meeting. Accordingly, our Board is soliciting votes for the three Class A Director nominees named below and your proxy cannot be voted for more than three Class A Director nominees.

Our Board has nominated for re-election at the Annual Meeting Gregory C. Branch, Kent G. Whittemore, and John Forney as Class A Directors. Each director nominee elected as a Class A Director at our Annual Meeting will serve a two year term until his successor is elected and qualified at our 2017 annual meeting of stockholders.

Unless authority to vote for any of these nominees is withheld, the shares represented by the enclosed proxy will be voted “FOR” the election of Gregory C. Branch, Kent G. Whittemore, and John Forney as Class A Directors. All of these nominees have agreed to serve if elected and have consented to being named in this Proxy Statement. In the event that any nominee becomes unable or unwilling to serve, the shares represented by the enclosed proxy will be voted for the election of such other person as the Board may recommend in his place. We have no reason to believe that any nominee will be unable or unwilling to serve as a director.

Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Therefore, the three Class A Director nominees receiving the most votes will be elected as Class A Directors. Abstentions and broker non-votes will not affect the outcome of the vote on the election of directors.

Recommendation of the Board

Our Board unanimously recommends that you vote FOR the election of Gregory C. Branch, Kent G. Whittemore, and John Forney as Class A Directors, each to serve a two year term ending on the date of the 2017 annual meeting of stockholders and until his successor is duly elected and qualified.

Class A Director Nominees

Gregory C. Branch has served as the Chairman of our Board since September 30, 2008. From its inception in 1999 through the merger on September 30, 2008, Mr. Branch served as the Chairman of United Insurance Holdings, L.C. (UIH). At the date of the merger, he maintained substantial equity holdings in UIH, which wrote and serviced, through its subsidiaries, property and casualty insurance policies. Mr. Branch has served as the Chairman and owner of Branch Properties, Inc., a manufacturer and distributor of equine feed, since 1986 and has also served as the President of Branch Properties since 1986. From 1994 until 1998, Mr. Branch served as Chairman of Summit Holding Southeast, Inc., an insurance holding company that completed its initial public offering in 1997 and was acquired by Liberty Mutual in 1998. Mr. Branch served as a director of Prime Insurance Holdings, Inc. from 2001 to 2014 and of Raffles Insurance Company since 2003. Mr. Branch was the founding Chairman of Sunz Insurance Holding, a Florida workers compensation company that was sold in 2008. Mr. Branch was a founding member of, and remains a director of and past Chairman of American Feed Industry Insurance Company RRG. Mr. Branch operated as an underwriting member of Lloyd’s of London from 1986 through 2004. Mr. Branch graduated from the University of Florida with a B.S. in Agriculture Economics and served at the rank of Captain in the U.S. Army.

Our Board selected Mr. Branch to serve on our Board based upon his substantial experience in the insurance industry and his broad entrepreneurial skills obtained by owning his own business.

John Forney has served as our Chief Executive Officer and a member of our Board since June 14, 2012. He assumed the additional role of President in July, 2013. From 2002 until he joined our Company, Mr. Forney served in a number of different capacities at Raymond James (NYSE: RJF), a financial services holding company based in St. Petersburg, Florida. He most recently served as Managing Director in Raymond James' Public Finance Department, leading the firm's investment banking efforts in catastrophe insurance financing. During his tenure, he developed special expertise in the property insurance sector through his work with government-sponsored insurance entities in Florida, California, Louisiana, North Carolina and Texas, as well as a major national insurance industry consortium. Mr. Forney received a B.A. in Economics from Princeton University and a M.B.A. in Finance from Wharton School at the University of Pennsylvania. He is a former U.S. army infantry officer, and a graduate of Ranger School, the Army's most challenging course for combat leaders. He also holds the Chartered Financial Analyst designation.

Our Board selected Mr. Forney to serve on our Board based upon his 21-year background of executive experience, including a balanced mix of investment banking and private sector executive leadership positions with a focus on the insurance market.

Kent G. Whittemore has served as a member of our Board since September 30, 2008. Mr. Whittemore served as a director of UIH from 2001 through the merger on September 30, 2008. Mr. Whittemore has served as the President of, and is a shareholder of, The Whittemore Law Group, P.A., a law firm located in St. Petersburg, Florida that he co-founded in 1987. The primary focus of his practice is in the areas of personal injury, insurance litigation, and business and real estate litigation. Mr. Whittemore served as President of the St. Petersburg Bar Association from 1996 through 1997, and served as President of the Tampa Bay Trial Lawyers Association from 2003 through 2004. Mr. Whittemore currently serves as a director of the Southern Trial Lawyers Association and formerly served as a director of the Academy of Florida Trial Lawyers. He also served on St. Petersburg’s Charter Review Commission. Mr. Whittemore received a B.S. in Business Administration from the University of Florida and a Juris Doctorate from Stetson College of Law.

Our Board selected Mr. Whittemore to serve on our Board based upon his insurance industry experience and his legal expertise.

Class B Directors Whose Terms Continue Until the 2016 Annual Meeting

Alec L. Poitevint, II has served as a member of our Board since September 30, 2008. Mr. Poitevint served as a director of UIH from 2001 through the merger on September 30, 2008. Mr. Poitevint has served as the Chairman and President of Southeastern Minerals, Inc. and its affiliated companies (collectively Southeastern Minerals), headquartered in Bainbridge, Georgia, since 1981. Southeastern Minerals manufactures and distributes mineral ingredients. He joined Southeastern Minerals, Inc. in 1970. From 1989 to 2010, Mr. Poitevint served as a director and President (2006) of First Port City Bank of Bainbridge, serving as Vice Chairman from 1994 to 2010. Mr. Poitevint served as a director of Agri-Nutrition/Virbac Corporation from 1996 to 2006, and at various times during his tenure he held the positions of Chairman of the Board and Chairman of the Audit Committee. Mr. Poitevint has also served as the Chairman of American Feed Industry Insurance Company since 2002 and is the former Chairman of the American Feed Industry Association and National Feed Ingredients

Association. Mr. Poitevint served on the Republican National Committee (RNC) as Committeeman for Georgia from 1989 to 2012 and served as RNC Treasurer from 1997 to 2001.

Our Board selected Mr. Poitevint to serve on our Board based upon his experience in the insurance industry and his diverse management experience.

Kern M. Davis, M.D. has served as a member of our Board since March 14, 2012. Dr. Davis is the son of one of the original founders of UIH and served as a board member of UIH from January 2006 through the merger on September 30, 2008. Dr. Davis earned a Bachelor's degree in Chemistry from the University of Florida in 1976, and a medical degree from the University of South Florida in 1980; he completed his residency at the University of Florida in 1985. In 1985, Dr. Davis joined Pathology Associates, P.A., an anatomic and clinical pathology professional services firm, and has served as its President since 1992. In 1993, Dr. Davis became a medical director for St. Anthony's Hospital Laboratory, and currently holds this position. Dr. Davis received an MBA from the University of South Florida in 1993.

Our Board selected Dr. Davis to serve on our Board based upon his prior experience with UIH, and his educational and professional business experience.

William H. Hood, III has served as a member of our Board since March 14, 2012. Mr. Hood served as a board member of UIH from 2000 through the merger on September 30, 2008. In 1984, Mr. Hood formed Special Data Processing Corporation, a national partnership marketing company, and served as its Chief Executive Officer and Chairman from 1984 to 2006. Mr. Hood sold the company in 1999 to a private equity firm, and he continued to manage the company until he retired in 2006. On January 23, 2001, Mr. Hood formed Hall Estate Management LLC and, as the sole member of the firm, Mr. Hood manages his investments and entrepreneurial interests. In July 2009, the firm changed its name to Hall Capital Holdings LLC.

Our Board selected Mr. Hood to serve on our Board based upon his prior experience with UIH and his entrepreneurial experience in building and forming a national marketing company.

Sherrill W. Hudson has served as a member of our Board since May 30, 2013. Mr. Hudson serves as Chairman of the Board for TECO Energy, an energy-related holding company. Mr. Hudson served as TECO's Chairman and Chief Executive Officer from July 2004 until August 2010, and Executive Chairman until December 31, 2012. Prior to his employment with TECO, Mr. Hudson worked for Deloitte & Touche LLP, a public accounting firm. In August 2002, Mr. Hudson retired from Deloitte after having worked for the firm for over 37 years. Mr. Hudson also serves on the boards of Publix Super Markets, Lennar Corporation and CBIZ, Inc. Mr. Hudson is a member of the Florida Institute of Certified Public Accountants, which recognized him as the 2006 Outstanding CPA in Business and Industry. He received his bachelor’s degree and graduated cum laude from Ashland University in Ashland, Ohio.

Our Board selected Mr. Hudson to serve on our Board based upon his professional and diverse business experience.

On September 30, 2008, a wholly-owned subsidiary of Fund Management Group (FMG) merged with and into UIH, with UIH remaining as the surviving entity. In connection with the merger, FMG changed its name to United Insurance Holdings Corp. Prior to the merger, FMG was a blank check company with no operations, formed as vehicle for an acquisition of an operating business.

Director Independence

Our Board determined that six of its current members; Gregory C. Branch, Alec L. Poitevint, II, Kent G. Whittemore, William H. Hood, III, Sherrill W. Hudson, and Kern M. Davis M.D.; qualify as independent directors under NASDAQ Rule 5605(a)(2). Our Board also determined that John Forney does not qualify as an independent director under NASDAQ Rule 5605(a)(2).

As described in additional detail below, our Board has a Nominating and Corporate Governance Committee, a Compensation and Benefits Committee, and an Audit Committee. Our Nominating and Corporate Governance Committee currently consists of Messrs. Branch, Whittemore, Davis, and Hood; our Compensation and Benefits Committee currently consists of Messrs. Branch, Poitevint, Hood, Hudson and Whittemore; and our Audit Committee currently consists of Messrs. Hudson, Whittemore and Davis. All of the members of all of these committees qualify as independent directors under NASDAQ Rule 5605(a)(2). In addition, all of the members of the Audit Committee qualify as independent directors under the independence standards for audit committee members set forth in NASDAQ Rule 5605(c)(2).

Meetings and Meeting Attendance

Our Board held ten meetings and acted by unanimous written consent in lieu of a meeting four times during 2014. All of our directors attended at least 75% of all meetings of the Board and Board committees on which they served during 2014. All of our directors attended our 2014 annual meeting of stockholders. We do not have a formal policy with respect to director attendance at annual meetings; however, we encourage all of our directors to attend.

Board Committees

Our Board has three formal committees: a Nominating and Corporate Governance Committee, a Compensation and Benefits Committee, and an Audit Committee.

The following table provides the current membership for each of our Board committees:

	Nominating and Governance	Compensation and Benefits	Audit
Gregory C. Branch	X	X
Kern M. Davis, M.D.	Chair		X
John Forney
William H. Hood, III	X	X
Sherrill W. Hudson		X	Chair
Alec L. Poitevint, II		X
Kent G. Whittemore	X	Chair	X

In the following subsections, we describe each formal committee of our Board. Each formal Board committee has the authority to engage legal counsel, other advisors or consultants as the committee deems appropriate to carry out its responsibilities.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee (our Nominating Committee) assists our Board by:

•	identifying qualified individuals to become directors,

•	recommending qualified director nominees for election at the stockholders’ annual meeting,

•	determining membership on Board committees,

•	recommending a set of corporate governance guidelines,

•	overseeing annual self-evaluations by our Board and annual self-evaluations of itself, and

•	reporting annually to our Board regarding the Chief Executive Officer succession plan.

Our Nominating Committee operates under a formal written charter that governs its duties and standards of performance. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain copies of the charter free of charge on our web site at www.upcinsurance.com, or by contacting our Secretary at the address listed in the subsection entitled Communication with the Company by Postal Mail.

Our Board selects the director nominees to stand for election at our annual stockholder meetings and to fill vacancies occurring on our Board based on the recommendations of the Nominating Committee. Our Nominating Committee has not adopted minimum qualifications for director nominees. Our Nominating Committee selects nominees for director on the basis of experience, integrity, skills, diversity, the ability to make independent analytical inquiries, an understanding of our business environment and the willingness to devote adequate time to Board duties, all within the context of an assessment of the perceived needs of the Board at a given point in time. While our Nominating Committee considers diversity as one of several criteria for eligibility, we have not adopted a formal diversity policy. In addition to the individual attributes of our directors discussed above, we highly value the collective business experience and qualifications of the directors. We believe that the collective experiences, viewpoints and perspectives of our directors result in a Board with the commitment and energy to advance the interests of our stockholders.

Our Nominating Committee may consider current members of our Board for re-election unless they have notified our Board that they do not wish to stand for re-election. Our Nominating Committee may also consider candidates for our Board recommended by current members of our Board or members of management. In addition, our Nominating Committee will consider director candidates recommended by our stockholders in the same manner as it would consider any other recommended nominees. Any stockholder wishing to recommend a nominee for director should notify our Secretary in writing and include, at a minimum, (i) the name and address, as they appear in our books, of the stockholder giving the notice, (ii) the class and number of our common stock shares that the stockholder beneficially owns, (iii) a statement that the candidate is willing to be nominated and to serve as a director if elected, and (iv) any other information regarding the candidate that the SEC would require us to include in a proxy statement. If our Nominating Committee determines that a stockholder-recommended candidate is suitable for Board membership, it will include the candidate in the pool of candidates under consideration for nomination upon the occurrence of the next Board vacancy or in connection with the next annual meeting of our stockholders.

Pursuant to the above procedures, once our Nominating Committee identifies prospective nominees, it will solicit background information on the candidates, then investigate, interview and evaluate the candidates. The committee will then report to the Board.

Our Nominating Committee recommended the three incumbent director nominees for election at our Annual Meeting to our Board, who approved the recommendation.

Our Nominating Committee met four times during 2014, with all members attending the meetings.

Compensation and Benefits Committee. Our Compensation and Benefits Committee assists our Board with its responsibilities relating to the compensation of our directors and officers, and it has overall responsibility for recommending the director and officer compensation plans, policies and long-term compensation programs for final approval by our Board. The committee takes into account our goals and objectives as approved by the Board when making recommendations for the Chief Executive Officer's and the Chief Financial Officer's compensation. Based on our Chief Executive Officer’s recommendations, the committee will recommend any employment arrangements and bonus plans for officers other than our Chief Executive Officer. For information regarding the committee's processes and procedures for determining director compensation, please see the section entitled Director Compensation. The committee may not delegate any of its authority to any other persons. The committee may engage compensation consultants; however, the committee did not engage compensation consultants with respect to executive or director compensation for 2014.

Our Compensation and Benefits Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain copies of the charter free of charge on our web site at www.upcinsurance.com, or by contacting our Secretary at the address listed in the subsection entitled Communication with the Company by Postal Mail.

Our Compensation and Benefits Committee met five times, with all members attending the meetings, and acted by written consent two times during 2014.

Audit Committee. We established an Audit Committee in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended. Our Audit Committee consists of Mr. Hudson, Mr. Whittemore and Dr. Davis. Our Board determined that Mr. Hudson is currently our audit committee financial expert as defined in Item 407(d)(5) of Regulation S-K. All members of our Audit Committee are “independent” under both the general independence standards and the audit committee independence standards set forth in the NASDAQ Marketplace Rules.

Our Audit Committee operates under a formal written charter adopted by our Board that governs its duties and conduct. The committee reviews its charter annually for appropriate revisions. Interested parties can obtain copies of the charter free of charge on our web site at www.upcinsurance.com, or by contacting our Secretary at the address listed in the subsection entitled Communication with the Company by Postal Mail.

Our Audit Committee assists our Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. Our Audit Committee’s role includes monitoring:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements,

•	the independent auditor’s qualifications and independence,

•	the performance of our independent auditors,

•	our business practices and ethical standards, and

•	our risk assessment and risk management policies.

Our Audit Committee met ten times during 2014, with no member attending less than 75% of the meetings.

Audit Committee Report
As part of its oversight responsibility, the Audit Committee reviewed and discussed the audited financial statements, the adequacy of financial controls and the effectiveness of UPC Insurance's internal control over financial reporting with management and McGladrey LLP (McGladrey). The Audit Committee also has discussed with McGladrey the matters required to be discussed by the statement on Auditing Standards No. 16 (as adopted by the Public Company Accounting Oversight Board in Rule 3526). The Audit Committee has received the written disclosures and the letter from McGladrey required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. The Audit Committee also has discussed with McGladrey that firm’s independence.

Based on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited financial statements in UPC Insurance's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Sherrill W. Hudson, Chairman
Kent G. Whittemore
Kern M. Davis, M.D.

Board Leadership Structure and Board’s Role in Risk Oversight

Our Board has a non-executive Chairman, a position which remains independent of management. The Chairman sets the agendas for and presides over the Board meetings. The Chief Executive Officer is a member of the Board and participates in meetings. The Board believes that this leadership structure is appropriate for our Company at this time because it allows for independent oversight of management, increases management accountability and encourages an objective evaluation of management’s performance.

The Board regularly devotes time during its meetings to review and discuss the most significant risks facing our Company and management’s process for identifying, prioritizing and responding to those risks. During these discussions, our Chief Executive Officer and our Chief Financial Officer present management’s process for the assessment of risks, a description of the most significant risks facing our company and any mitigating factors, plans or policies in place to address those risks. The Board also delegates certain of its risk oversight responsibilities to its committees.

The Audit Committee bears responsibility for oversight of our policies with respect to risk assessment and risk management and must discuss major financial risk exposures facing us and the steps we have taken to monitor and control such exposures. The Audit Committee also oversees our compliance with legal and regulatory requirements, areas which generate many of the most significant risks we face.

Communication with Directors

Stockholders may contact an individual director, our Board as a group, or a specified Board committee by sending correspondence addressed to our Secretary to the address listed in the subsection entitled Communication with the Company by Postal Mail or by sending an e-mail to our investor relations e-mail address at InvestorRelations@upcinsurance.com. Each communication should specify the applicable addressee or addressees to which the communication is directed, as well as the general topic of the communication. We will initially receive and process communications before forwarding them to the addressee. We also may refer communications to other departments as applicable. We generally will not forward to our directors a communication that is primarily commercial in nature, relates to an improper or irrelevant topic, or is a request for general information regarding us.

EXECUTIVE COMPENSATION

Executive Officers

The following individuals serve as our executive officers:

	Age	Position
John Forney	53	President, Chief Executive Officer (CEO) and Director
B. Bradford Martz	43	Chief Financial Officer (CFO)
Judy Copechal	57	Chief Underwriting Officer
John F. Langowski, III	47	Vice President of Claims
Deepak Menon	43	Vice President of Operations and Business Development
Kimberly A. Salmon	54	General Counsel, Chief Legal Officer and Secretary
Andrew D. Swenson	56	Vice President and Chief Information Officer

John Forney has served as our Chief Executive Officer and a member of our Board since June 14, 2012. He assumed the additional role of President in July, 2013. From 2002 until he joined our Company, Mr. Forney served in a number of different capacities at Raymond James (NYSE: RJF), a financial services holding company based in St. Petersburg, Florida. He most recently served as Managing Director in Raymond James' Public Finance Department, leading the firm's investment banking efforts in catastrophe insurance financing. During his tenure, he developed special expertise in the property insurance sector through his work with government-sponsored insurance entities in Florida, California, Louisiana, North Carolina and Texas, as well as a major national insurance industry consortium. Mr. Forney received a B.A. in Economics from Princeton University and a M.B.A. in Finance from Wharton School at the University of Pennsylvania. He is a former U.S. army infantry officer, and a graduate of Ranger School, the Army's most challenging course for combat leaders. He also holds the Chartered Financial Analyst designation.

B. Bradford Martz has served as our Chief Financial Officer since October 1, 2012.  From 2001 until his appointment as our Chief Financial Officer, Mr. Martz held a series of financial roles with progressively responsible leadership experience, including Vice President of Corporate Planning and Finance and Chief Accounting Officer, which led to him becoming CFO in 2007 at Bankers Financial Corporation, a Florida-based diversified holding company system with operations in the property and casualty insurance, life/annuity insurance, warranty, insurance agency, insurance business process outsourcing and real estate markets. Prior to 2001, Mr. Martz served as the Chief Financial Officer of Bonded Builders Service Corporation, a specialty insurance company with national home warranty operations, for approximately six years. During his career, Mr. Martz also gained experience in the technology, homebuilding and public accounting sectors. Mr. Martz is a Certified Public Accountant actively licensed in Florida and also holds the Global Certified Management Accountant designation from the American Institute of Certified Public Accountants. Mr. Martz obtained a B.S. in Finance from the University of Colorado at Boulder and a M.B.A. from Northeastern University.

Judy Copechal has served as our Chief Underwriting Officer since August 4, 2014, and took on the additional role of the oversight of our Product Management team in March, 2015. From 1995 until joining our Company, Ms. Copechal served as Senior Vice President of Product Management at Bankers Insurance Group, with a concentration in Commercial Lines. Ms. Copechal was responsible for underwriting, exposure management, reinsurance, product pricing, customer experience and leadership. Ms. Copechal holds a 220 License and Associate in Underwriting (AU). She was also named one of 2014's Top 10 Women in Insurance Leadership by Insurance Networking news.

John F. Langowski, III has served as our Vice President of Claims since November 15, 2012.  From 2010 until he joined our Company, he served as Vice President and Chief Claims Officer of Cypress Insurance Group; a Jacksonville, Florida based homeowners and business insurer with over 100,000 policies in force, where he was responsible for all areas of property and casualty claims, personnel management, coordination with product management and underwriting for product development and improvement. From 2007 until he joined Cypress, Mr. Langowski was the Regional Director of Claims for Farmers Insurance Group, a national insurance group covering vehicles, homes and small businesses, with over 20 million policies.  While in this position, Mr. Langowski created and developed regional claims operations for Farmers that employed more than 50 claims professionals and supervisors in multiple locations.  Prior to his responsibilities at Farmers, Mr. Langowski served in a number of leadership roles at Nationwide Insurance Company after starting his career with Erie Insurance Group in August 1990 as a multi-line adjuster.  Mr. Langowski holds a B.S. in Business Administration, as well as Associate In Claims (AIC) and Associate In Management (AIM) designations.  He is a US Army Veteran and an Eagle Scout.

Deepak Menon has served as our Vice President of Operations and Business Development since July 29, 2013. Prior to joining our Company, Mr. Menon served as the Marketing Director for American Strategic Insurance (ASI), a St. Petersburg, Florida based homeowners and business insurer, where he was in charge of all field sales operations, marketing, web design, communications and management of the in-house agency. In addition, Mr. Menon was responsible for state expansion outside Florida and Texas. From 2005 until he joined ASI in 2007, he served as Marketing Director for AutoOne Insurance Company, a subsidiary of OneBeacon Insurance Group that offers specialty insurance products, where he was responsible for sales and marketing activities. He had direct responsibility for all field sales operations, producer licensing, product marketing and communications. He also worked as a Cross Border Division Manager and Financial Analyst at ACE Seguros, S.A., a subsidiary of ACE Ltd, a multiline property and casualty insurer, before his time at AutoOne. Mr. Menon obtained a B.S. in Finance from the University of South Carolina and a Masters in Business Administration from the University of Tampa. Mr. Menon also holds the Chartered Property Casualty Underwriter designation and earned an Associate in Risk Management.

Kimberly A. Salmon has served as our General Counsel and Chief Legal Officer since February 24, 2014. Prior to joining our Company, Ms. Salmon served as a partner in the law firm Groelle & Salmon, P.A. Since 2009, Ms. Salmon led an active litigation practice within the firm, handling first and third party insurance cases throughout Florida and managing a division of lawyers within the firm.  Ms. Salmon worked closely with trade associations, regulators, and lobbyists to expose and deter fraud within the industry.  Ms. Salmon is a member of the Florida Bar and the U.S. District Court for the Middle District of Florida. Ms. Salmon obtained her JD from Stetson University and her Bachelors of Arts in Criminal Justice from Florida Atlantic University.

Andrew D. Swenson has served as our Vice President and Chief Information Officer since August 26, 2013. From 2010, until he joined our Company Mr. Swenson served as the Chief Information Officer for Vology, Inc., an Oldsmar, Florida based network and telecommunications equipment reseller, where he was responsible for IT and telecommunications planning and implementation. Prior to Vology, Mr. Swenson served as Chief Information Officer for Tribridge, Inc., an IT services and business consultancy. During his time at Tribridge, he developed and implemented a strategic IT plan to support rapid organic and acquisition growth, integrated systems, and assisted in business development. Mr. Swenson also founded the security consulting VAR Integration Specialists, Inc., which was acquired by Tribridge, Inc. in July 2003. Mr. Swenson holds a B.S. in Computer Science from the Coleman College in San Diego, California. Mr. Swenson also holds the Certified Information Systems Security Professional designation and sits on many information technology advisory boards in the Tampa Bay area.

Compensation Discussion and Analysis

Our Compensation Discussion and Analysis describes our executive compensation and reviews the actions taken by our Compensation and Benefits Committee (Compensation Committee) concerning the compensation of our Named Executive Officers (NEOs), who are listed below with titles as of December 31, 2014:

•	John Forney - President and Chief Executive Officer (CEO)

•	B. Bradford Martz - Chief Financial Officer (CFO)

•	Deepak Menon - Vice President of Operations & Business Development

•	John F. Langowski, III - Vice President of Claims

•	Andrew D. Swenson - Chief Information Officer

2014 Company Performance Highlights. We generated strong financial results and increased stockholder value in 2014.

•	Consolidated net income was $41,013,000 in 2014 compared to $20,342,000 in 2013. Net income per diluted share was $2.05 in 2014 compared to $1.26 in 2013.

•	Our combined ratio (calculated as operating expenses plus other income (expenses) less interest expense relative to net premiums earned) was 81.4% in 2014 compared to 87.7% in 2013.

•	Total revenues were $280,230,000 in 2014 compared to $208,080,000 in 2013.

•	Investment and cash holdings were $443,018,000 at December 31, 2014, compared to $326,548,000 at December 31, 2013.

•
Book value per diluted share (ratio of stockholders' equity to total shares outstanding and dilutive potential shares outstanding) was $9.75 at December 31, 2014, a 46.8% increase from $6.64 at December 31, 2013.

•	Return on average equity for the twelve months ended December 31, 2014 was 27.2%, compared to 20.8% for the twelve months ended December 31, 2013.

•	Policies in-force were 252,104 at December 31, 2014, a 24.5% increase from 202,454 policies in-force at December 31, 2013.

Summary of 2014 Compensation Actions. In 2014, our Compensation Committee continued its focus on structuring our compensation arrangements in keeping with our compensation philosophy, which is described below under "Overview of our Executive Compensation Philosophy and Objectives". Actions taken or approved by our Compensation Committee relative to the compensation programs for our executive officers for 2014 included the following:

•	Review of the performance of our CEO and determination of his total compensation.

•
Review of the performance of our other executive officers, including our NEOs, with assistance from our CEO and determination of the structure and amount of incentive compensation for our executive officers for 2014.

Overview of our Executive Compensation Philosophy and Objective. We believe that a skilled, experienced and dedicated senior management team is essential to the future performance of our company and to building stockholder value. In order to attract and retain talented executives with these qualities as well as to motivate management to maximize performance while building stockholder value, we have sought to establish compensation programs that we believe are competitive in the marketplace. We also have a “pay-for-performance” philosophy, meaning that we will pay higher compensation to our Named Executive Officers if we believe the performance of the Company delivers incremental value to the stockholders.

Three long-term objectives drive the Compensation Committee’s decisions regarding the executive compensation elements, incentive plan design, and award levels. These objectives are as follows:

Build long-term stockholder value - We provide a significant portion of executive compensation through long-term incentive compensation and stock-based opportunities to emphasize compensation programs that we believe are linked to maximizing stockholder value over the long term;

Drive sustained, strong business and financial results - We provide a significant portion of executive compensation through incentive compensation programs that are linked to our Company achieving targeted increases in earnings per share, return on equity and gross premiums earned; and

Attract, motivate and retain a highly qualified and effective executive team - The attraction, motivation and retention of top executive talent is critical to our continued success. Therefore, the Compensation Committee considers executive compensation levels for similar positions at companies that we view as peers in terms of size, industry and scope of operations.

Other Highlights of Our Compensation Programs. We periodically review best practices in the area of executive compensation and update our compensation policies and practices to reflect those that we believe are appropriate for our company, including the following:

•
The key components of our compensation program for our NEOs for 2014 were base salary, annual cash incentive awards (“Annual Incentive Plan”) and long-term equity incentive awards (“Long-Term Incentive Plan”) under our 2013 Omnibus Incentive Plan and other compensation consisting of matching 401(k) contributions and health and welfare benefits.

•	We pay for performance, offering our NEOs the opportunity to earn a substantial amount of variable compensation based on our Company achieving certain performance targets.

•
We set compensation programs to focus our NEOs on both our short- and long-term company performance by providing a mix of both short- and long-term compensation in the form of our Annual Incentive Plan and our Long-Term Incentive Plan.

•
We do not provide change of control severance for an executive officer under an employment agreement unless the executive is terminated without cause or, in the case of our CEO, we fail to obtain the written assumption of the employment agreement by a successor or there is some adverse change in the circumstances of the CEO’s employment.

•	Our equity compensation plan does not permit repricing of stock options without stockholder approval.

•	We do not generally guarantee salary increases or bonuses for our executive officers.

Role of the Compensation Committee and Management in the Compensation-Setting Process. Our Compensation Committee’s role in reviewing and approving executive compensation includes the duties and responsibilities set forth in the Compensation Committee’s charter. Among other things, the Compensation Committee has responsibility to do the following:

•	oversee our overall compensation structure, policies and programs;

•	administer and determine our Company’s equity- and incentive-based compensation plans that require approval from our Board of Directors;

•
review and approve corporate goals and objectives relevant to the compensation of our Chief Executive Officer, evaluate our Chief Executive Officer’s performance in light of those goals and objectives and set the Chief Executive Officer’s compensation level based on this evaluation;

•	oversee the evaluation of the other executive officers and set the compensation of other executive officers based upon the recommendation of the Chief Executive Officer;

•	approve restricted stock awards for executive officers;

•	review and approve the design of other benefit plans pertaining to executive officers;

•	review and recommend employment agreements and severance and change of control arrangements for our executive officers;

•
review and discuss with senior management our Compensation Discussion and Analysis and related disclosures that SEC rules require be included in our annual report and proxy statement, recommend to our Board of Directors based on the review and discussions whether the Compensation Discussion and Analysis should be included in the annual report and proxy statement and prepare the compensation committee report required by SEC rules for inclusion in our annual report and proxy statement;

•
determine and recommend to our Board of Directors a desired frequency, if any, for the advisory stockholder vote on the compensation of our Named Executive Officers (the “say on pay” vote) to be recommended to stockholders at the annual meeting at least once every six years in accordance with applicable law, SEC rules and NASDAQ listing standards and prior stockholder votes on this subject;

•	assist the Board in reviewing the outcome of stockholder votes on say on pay and the frequency of say on pay; and

•	periodically assess the risks associated with our compensation policies and practices.

Our Chief Executive Officer recommends base salaries for our executive officers other than himself to the Compensation Committee for its approval and recommends performance targets under the Annual Incentive Plan and Long-Term Incentive Plan for approval by the Compensation Committee, as explained in more detail under the section entitled “Incentive Compensation” below. Our Chief Executive Officer also negotiates employment agreements with executive officers, subject to review by the Compensation Committee, and makes recommendations to the Compensation Committee with respect to equity awards and cash bonuses for our Named Executive Officers other than himself under our Annual Incentive Plan and Long-Term Incentive Plan. All compensation elements for our Chief Executive Officer are reviewed and approved by the Compensation Committee.
Role of the Compensation Consultant. In developing our compensation programs for 2013, the Compensation committee engaged an independent compensation consultant, McLagan, to prepare recommendations for an annual incentive plan and long-term incentive plan for our executive officers. The Compensation Committee considered the recommendations of McLagan when adopting the structure of our Annual Incentive Plan and Long-Term Incentive Plan. The Committee has assessed the independence of McLagan pursuant to SEC rules and NASDAQ listing standards and concluded that McLagan’s work for the Compensation Committee does not raise any conflict of interest.

Elements of Executive Compensation. The key components of our compensation program for our NEOs for 2014 were base salary, annual cash incentive awards under our Annual Incentive Plan, time-vesting restricted stock awards under our Long-Term Incentive Plan and other compensation consisting primarily of matching 401(k) contributions, and health and welfare benefits. Each component of our compensation program has an important role in creating compensation arrangements that motivate and reward strong performance and in retaining the NEOs who deliver strong performance.

Base Salary. In general, the base salary of each executive was initially established through arm's-length negotiations at the time the individual was hired, taking into account the individual's qualifications, experience, level of responsibility, as well as internal pay equity considerations. The salaries of our NEOs are based on the individual employment agreements. These agreements permit base salary to be increased at the discretion of the Board during the term of employment, but may not be decreased.

In 2014, our CEO conducted a review of the base salaries of our NEOs (other than himself) for potential increases and recommended changes to the Compensation Committee for its final determination. The Compensation Committee also reviewed the base salaries of our executive officers in light of publicly-available proxy data and industry survey data for persons holding similarly-situated positions at companies that we believe are comparable to our company in terms of size, industry and scope of operations. We believe base salaries should be competitive based upon an executive officer’s scope of responsibilities, the market compensation of similarly situated executives, and the relative talent of the individual officer. When establishing base salary for an executive, we also consider other factors such as internal consistency and, for new hires, salary paid by a former employer. Based on the foregoing considerations, in 2014 the Compensation Committee approved salary increases to each of the NEOs. Our NEOs base salaries for 2014 and 2015 after these increases were as follows:

Named Executive	2014 Base Salary	2015 Base Salary
John Forney	$600,000	$800,000
B. Bradford Martz	255,000	300,000
Deepak Menon	205,000	250,000
John F. Langowski, III	200,000	230,000
Andrew D. Swenson	200,000	210,000
Incentive Compensation. During fiscal year 2013, our Compensation Committee, approved an incentive compensation program consisting of (i) an annual incentive cash bonus opportunity and (ii) long-term equity incentive compensation consisting of awards of three-year pro rata vesting restricted stock grants. We sought and obtained stockholder approval of our 2013 Omnibus Incentive Plan at the 2013 Annual meeting for purposes of complying with NASDAQ listing standards and permitting qualifying compensation awarded under the plans to be qualified as performance-based compensation under Section 162(m) of the Internal Revenue Code (the Code). The award of incentive compensation for our NEOs under our Annual Incentive Plan and Long-Term Incentive Plan is based on achieving certain annual corporate performance goals included in our 2013 Omnibus Incentive Plan.

Annual Incentive Plan. Our NEOs as well as certain other management employees, participate in the Annual Incentive Plan, which provides an opportunity to earn a cash bonus upon achievement of key financial performance objectives approved by the Compensation Committee. Within the overall context of our compensation philosophy and culture, the Annual Incentive Plan:

•	provides competitive levels of total cash compensation;

•	aligns pay with organization and individual performance; and

•	focuses executive attention on key business metrics.

In setting the performance goals under the Annual Incentive Plan, our intention is to provide for challenging and ambitious targets to further our overall goal of increasing stockholder value. Though challenging, we believe the goals are attainable through a collaborative effort by our NEOs. The Compensation Committee reviews and approves payouts made under the Annual Incentive Plan.
Long-Term Incentive Plan. The Compensation Committee determined to implement our Long-Term Incentive Plan because it believes that long-term incentives are an essential part of our total compensation package, which is intended to promote ownership, higher performance and ultimately higher stockholder return, and in view of its goal for long-term compensation of furthering four key objectives. Within the overall context of our compensation philosophy and culture, the Annual Incentive Plan:

•
Pay for Performance: Emphasize variable compensation that is linked to our performance, as measured by our earnings per share, return on equity and gross premiums earned, in an effort to generate and reward superior corporate performance;

•	Alignment of Interests: Use earnings per share, return on equity and gross premiums earned as the key performance metrics, linking executives' incentive goals with the interests of our stockholders;

•	Long-Term Success: Support and reward executives for consistent performance over time and achievement of our long-term strategic goals; and

•	Retention: Attract and retain highly qualified executives whose abilities are critical to our success and competitive advantage.

The Compensation Committee established our Long-Term Incentive Plan under our 2013 Omnibus Incentive Plan for our executive officers beginning in 2013. Under this program, we may make annual grants of time-vesting restricted stock to our executive officers if predetermined corporate performance targets are achieved. The time-vesting restricted stock for our Named Executive Officers vests ratably over the three years following the grant date, contingent on continued employment, unless the executive is terminated by the Company other than for cause. The number of shares of time-vesting restricted stock to be granted is based on the target dollar value of the award divided by the closing price of the Company’s stock on the date of grant.
2014 Compensation under Annual and Long-Term Incentive Plans. For incentive compensation to be paid under our Annual Incentive Plan and Long-Term Incentive Plan, the Compensation Committee identified the following performance measures that would be used to measure corporate performance for 2014: diluted earnings per share of $1.25, return on average equity of 15% and gross premiums earned of $350.0 million. The Compensation Committee selected these performance measures because they are among the key performance metrics used by our Board to evaluate our corporate performance. These performance measures are to be evaluated by our Compensation Committee as a whole in determining eligibility for the target payments under the incentive compensation program, without any specific weight being assigned to any of the measures, and without any of the measures alone being decisive in the Compensation Committee's decision. The Compensation Committee retained discretion, however, to pay any amount less than the target on the basis of the Compensation Committee’s assessment of the level of achievement as measured by the performance goals, the Chief Executive Officer’s recommendations for other executive officers and such other performance or other considerations as the Compensation Committee deems relevant.
In 2014, the annual cash incentive awards available under the Annual Incentive Plan made up approximately 46% of the total incentive award opportunity for our NEOs and the time-vesting restricted stock made up the remaining 54%. In February 2014, the Compensation Committee determined that the level of performance required for payment of the incentive compensation at the previously identified target levels had been satisfied. For fiscal year 2014, we achieved diluted earnings per share of $2.05, return on average equity of 27.2% and gross premiums earned of $400.7 million. Taking into consideration these outcomes, the Compensation Committee approved (1) payment of the annual cash bonus amounts to our Named Executive Officers for 2014 reflected in the Summary Compensation Table under the column titled “Non-Equity Incentive Plan Compensation” and (2) the grants of time-vesting restricted stock to each of our Named Executive Officers for 2014 reflected in the Summary Compensation Table under “Stock Awards.”
Other Compensation. We adopted a 401(k) plan that generally covers all of our employees who have completed 90 days of service. Pursuant to our 401(k) plan, participants may elect to make pre-tax contributions up to the statutorily-prescribed annual limits. In addition to their base salaries and awards under incentive plans described above, our NEOs receive matching contributions under our 401(k) plan in the same manner as all of our employees who participate in the plan. During 2014, we matched 100% of a participant's pre-tax contributions up to the first 5% of such participant's base salary up to the maximum allowed by the plan.
Our executive officers receive health and welfare benefits, such as group medical, group life, group dental, short-term and long-term disability coverage. We believe that our executives should be able to provide for their retirement needs from the total annual compensation they earn based on our Company's performance. Accordingly, other than an employer matching contribution to the accounts of our NEOs under the Company's 401(k) Plan, which is the same matching contribution rate that we provide to all eligible full-time employees, we do not offer executives any qualified or non-qualified pension plans, supplemental executive retirement plans, deferred compensation plans or other forms of compensation for retirement.

Severance and Change of Control Arrangements. All of our NEOs are parties to employment agreements. Under each of these employment agreements, the named executive officer is eligible for severance benefits, if the executive is terminated by us without cause, consisting of base salary continuation (ranging from six to twelve months), paid COBRA coverage ranging from 120 days to twelve months, a prorated portion of the executive’s annual incentive bonus and, in the case of our Chief Executive Officer, accelerated vesting of a portion of his then unvested restricted stock granted under his employment agreement. Our Chief Executive Officer is also eligible for the foregoing severance benefits if he terminates his employment for “good reason,” as defined in his employment agreement. Additionally, under the terms of restricted stock awards granted pursuant to our Long-Term Incentive Plan, accelerated vesting of any unvested restricted stock will occur if the Company terminates the executive other than for cause.
We compete for executive talent in a highly competitive market in which companies routinely offer similar benefits to NEOs. We view these benefits as appropriate for the NEOs who may not be in a position to readily obtain comparable employment within a reasonable period of time. Please refer to the discussion below under “-Potential Payments upon Termination or Change of Control” for a more detailed discussion of our severance and change of control arrangements.
Policy Regarding Restatements. We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results. Under those circumstances, our Board of Directors or Compensation Committee would evaluate whether compensation adjustments were appropriate based on the facts and circumstances surrounding the restatement. We expect NASDAQ to adopt rules pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act in the future mandating that all listed companies, including our Company, adopt a policy requiring the recoupment of incentive compensation paid to executive officers on the basis of financial results that are subsequently subject to a material restatement. We intend to adopt a policy that complies with the rules when they are issued.
Advisory Votes on Compensation. The Board recognizes the fundamental interest that our shareholders have in the compensation of our executive officers. At the 2013 Annual Meeting of Stockholders, our stockholders approved, on an advisory basis, the compensation of our NEOs (a “say-on-pay proposal”) as disclosed in the proxy statement for such meeting. Our stockholders approved the say-on-pay proposal by the affirmative vote of 56% of the shares cast on that proposal. The Compensation Committee believes that this affirms our shareholders’ support of the Company’s approach to executive compensation, and did not change its approach in fiscal year 2014. The Compensation Committee will continue to consider the outcome of the Company’s say-on-pay proposals when making future compensation decisions for our executive officers.
Also at the 2013 Annual Meeting of Shareholders, our shareholders had the opportunity to cast an advisory vote (a “say-on-frequency proposal”) on how often the Company should include a say-on-pay proposal in its proxy statement. Based on our shareholders’ vote on the say-on-frequency proposal, the Board determined that we will hold shareholder say-on-pay advisory votes on executive compensation once every three years, with the next say-on-pay advisory vote to be held at the 2016 Annual Meeting of Stockholders.
Tax Considerations. The Compensation Committee has considered the potential future effects of Section 162(m) of the Code on the compensation paid to our NEOs. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly held corporation may deduct in any one year with respect to its chief executive officer and each of the next three most highly compensated executive officers (other than its chief financial officer). In general, certain performance-based compensation approved by stockholders is not subject to this deduction limit. The Compensation Committee has adopted a policy that, where reasonably practicable, we will seek to qualify the variable compensation paid to our NEO's for an exemption from the deductibility limits of Section 162(m). However, we may authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate to attract and retain executive talent. In addition, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our intentions, that compensation intended to satisfy the requirements for deductibility under Section 162(m) will do so. We sought and obtained stockholder approval the 2013 Omnibus Incentive Plan at the 2013 Annual Meeting for purposes of complying with NASDAQ listing standards and permitting qualifying compensation awarded under the plan to be qualified as performance-based compensation under Section 162(m) of the Code.

Compensation Committee Report. Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, our Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
Kent G. Whittemore, Chair
Gregory C. Branch
William H. Hood, III
Sherrill W. Hudson
Alec L. Poitevint, II

Compensation Committee Interlocks and Insider Participation. Messrs. Branch, Hood, Hudson, Poitevint and Whittemore served as members of the Company’s Compensation Committee during the fiscal year ended December 31, 2014. None of these individuals is or has ever been an officer or employee of the Company or any of its subsidiaries. In addition, none of these individuals had any relationship during the year ended December 31, 2014 requiring disclosure by the Company under any paragraph of Item 404 of Regulation S-K. During the fiscal year ended December 31, 2014, none of the Company’s executive officers served as a member of the board of directors or the compensation committee (or other board committee performing equivalent functions) of any other entity that had one or more executive officers serving as members of our Board of Directors or Compensation Committee.

Executive Compensation

Summary Compensation Table. The following Summary Compensation Table displays the compensation received by each of our NEOs during the years ended December 31, 2014, 2013 and 2012:

	Year	Salary	Bonus (1)	Stock Award (2)	Non-Equity Incentive Compensation Plan (3)	All Other (4)	Total
John Forney	2014	$587,500	$300,000	$420,000	$360,000	$882	$1,668,382
President and Chief Executive Officer	2013	487,500	200,000	192,500	165,000	17,500	1,062,500
	2012	247,808	150,000	456,698	—	—	854,506
B. Bradford Martz	2014	247,500	—	301,250	153,000	16,365	718,115
Chief Financial Officer	2013	225,000	—	102,503	75,000	11,250	413,753
	2012	56,250	20,000	—	—	—	76,250
Deepak Menon	2014	200,000	—	266,250	123,000	9,052	598,302
Vice President of Operations & Business Development	2013	79,262	—	68,505	25,000	1,542	174,309
John F. Langowski, III	2014	193,750	—	262,750	120,000	12,673	589,173
Vice President of Claims	2013	175,000	—	61,250	52,500	11,773	300,523
	2012	29,167	25,000	—	—	—	54,167
Andrew D. Swenson	2014	197,500	—	75,000	75,000	11,907	359,407
Vice President and Chief Information Officer	2013	66,825	—	54,005	20,000	792	141,622

(1)
Represents discretionary bonuses approved by our Compensation and Benefits Committee relating to financial and operational achievements during 2013 and 2012, as well as a bonus of $20,000 to Mr. Langowski as an inducement to join our Company in 2012.

(2)
Represents aggregate grant date fair value of the restricted stock awarded to Messrs. Forney, Martz, Menon, Langowski and Swenson. Includes shares of common stock awarded to Messrs. Martz, Menon and Swenson in 2013 and Mr. Forney in 2012 pursuant to their respective employment agreements, which resulted in grants to each of these executives of 3,900, 2,110, 2,167 and 86,990 shares of our common stock, respectively. Includes restricted stock awards granted to Messrs. Forney, Martz, Menon, Langowski and Swenson pursuant to our Long-Term Incentive Plan, which resulted in grants to each of these executives of 17,108, 12,271, 10,845, 10,703 and 3,055 shares of our common stock, respectively for 2014 and 12,623, 5,246, 3,279, 4,016 and 2,295 shares of our common stock, respectively for 2013. The value of the stock awards were computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. See Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of the relevant assumptions used in calculating the value of the awards granted prior to December 31, 2014.

(3)	Represents the amounts earned under the Company's Annual Incentive Plan for fiscal years 2014 and 2013.

(4)
Represents company match under our 401(k) plan, gym reimbursement and group term life insurance. For the year ended December 31, 2014, Messrs. Martz, Langowski and Swenson received $16,125, $12,313 and $10,875, respectively, for the employer 401(k) match. The remaining amounts of their "All Other" income related to the group term life insurance.

Grants of Plan Based Awards in 2014. The following table contains information concerning the plan-based equity and non-equity awards that were granted to our NEOs in 2014. The amounts shown in the columns under the heading "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" represent potential future payments at the time of the grant only. At the time of the grant, whether these amounts (or any portion thereof) would ultimately be received by the NEOs was uncertain because the awards were contingent on the achievement of performance goals and the NEOs' continued employment. The awards in the columns under the heading "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" were granted under our annual cash incentive program for 2014, as indicated, and payment is or was contingent on our achievement of a given level of corporate performance, as described above in the section titled "Compensation of Executive Officers - Compensation Discussion and Analysis - Elements of Executive Compensation." The amounts, if any, actually earned and paid to our NEOs for 2014 under our Annual Incentive Plan are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table above.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			Grant Date Fair Value of Stock Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John Forney		—	360,000	—	—		—
	01/31/14					420,000		420,000
B. Bradford Martz		—	153,000	—	—		—
	01/31/14					178,500		178,500
John F. Langowski, III		—	120,000	—	—		—
	01/31/14					140,000		140,000
Deepak Menon		—	123,000	—	—		—
	01/31/14					143,000		143,000
Andrew D. Swenson		—	120,000	—	—		—
	01/31/14					140,000		140,000

(1)
Amounts reflected under the "Estimated Possible Payouts Under Non-Equity Incentive Plan Awards" column of the table above represent the award opportunities for NEOs under the Company's Annual Incentive Plan, based upon the Compensation Committee's discretionary assessment of performance for the year, subject to achievement of specified performance objectives. The amounts actually earned and paid to our NEOs for 2014 under these awards are shown in the Non-Equity Incentive Plan Compensation column in the Summary Compensation table above.

(2)
Amounts reflected under the "Estimated Future Payouts Under Equity Incentive Plan Awards" column of the table above represent the award opportunities for NEOs under the Company's Long-Term Incentive Plan, based upon the Compensation Committee's discretionary assessment of performance over the performance period from January 1, 2014 to December 1, 2014, subject to achievement of specified performance objectives. The actual amounts earned for the performance period were settled in restricted shares as follows: Mr. Forney - 17,108, Mr. Martz - 12,271, Mr. Langowski - 10,703, Mr. Menon - 10,845 and Mr. Swenson - 3,055. These shares vest ratably over three years, subject to continued employment through the vesting date, unless the NEO is terminated other than for cause.

(3)	Represents grant date fair value as calculated pursuant to ASC Topic 718.
Narrative Disclosure to Summary Compensation Table for Year Ended December 31, 2014 and Grants of Plan-Based Awards in Year 2014 Table. Certain elements of compensation set forth in the Summary Compensation Table for Year Ended December 31, 2014 and Grants of Plan-Based Awards for Year 2014 Table reflect the terms of employment agreements between us and certain of the named executive officers.
John Forney. We are a party to an employment agreement with Mr. Forney entered into on June 8, 2012. The agreement had an initial term of five years, after which it remains effective for successive one-year periods until we give or are provided by Mr. Forney with 90 days’ notice of termination prior to each successive renewal date. The agreement provides for an initial base salary of $450,000 per year, subject to annual increase at the discretion of our Board of Directors. Pursuant to this provision, Mr. Forney’s salary was increased to $600,000 commencing April 1, 2014. In addition, pursuant to his employment agreement, Mr. Forney is eligible to receive cash bonuses at the discretion of our Board of Directors. As reflected in the table above entitled Grants of Plan Based Awards in 2014, for 2014 Mr. Forney was eligible to receive an annual performance bonus of up to 60% of his base salary.
B. Bradford Martz. We are a party to an employment agreement with Mr. Martz entered into on October 1, 2012. The agreement will remain effective until we give or are provided by Mr. Martz with 180 days’ of notice of termination. The agreement provides for an initial base salary of $225,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. Pursuant to this provision, Mr. Martz’s salary was increased to $255,000 commencing April 1, 2014. In addition, pursuant to his employment agreement Mr. Martz is eligible to receive an annual cash bonus at the discretion of our

Board of Directors. As reflected in the table above entitled Grants of Plan Based Awards in 2014, for 2014 Mr. Martz was eligible to receive an annual performance bonus of up to 25.5% of his base salary.
Deepak Menon. We are a party to an employment agreement with Mr. Menon entered into on July 10, 2013. The agreement will remain effective until we give or are provided by Mr. Menon with 180 days’ of notice of termination. The agreement provides for an initial base salary of $200,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. Pursuant to this provision, Mr. Menon’s salary was increased to $205,000 commencing April 1, 2014. In addition, pursuant to his employment agreement, Mr. Menon is eligible to receive an annual cash bonus at the discretion of our Board of Directors. As reflected in the table above entitled Grants of Plan Based Awards in 2014, for 2014 Mr. Menon was eligible to receive an annual performance bonus of up to 20.5% of his base salary.
John F. Langowksi. We are party to an employment agreement with Mr. Langowski, entered into on November 5, 2012. The agreement will remain effective until we give or are provided by Mr. Langowski with 180 days’ of notice of termination. The agreement provides for an initial base salary of $175,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. Pursuant to this provision, Mr. Langowski’s salary was increased to $200,000 commencing April 1, 2014. In addition, Mr. Langowski is eligible to receive an annual cash bonus at the discretion of our Board of Directors. As reflected in the table above entitled Grants of Plan Based Awards in 2014, for 2014 Mr. Langowski was eligible to receive an annual performance bonus of up to 20% of his base salary.
Andrew D. Swenson. We are party to an employment agreement with Mr. Swenson, entered into on August 26, 2013. The agreement will remain effective until we give or are provided by Mr. Swenson with 180 days’ notice of termination. The agreement provides for an initial base salary of $190,000 per year, subject to annual review and adjustment at the discretion of our Board of Directors. Pursuant to this provision, Mr. Swenson’s salary was increased to $200,000 commencing April 1, 2014. In addition, Mr. Swenson is eligible to receive an annual cash bonus at the discretion of our Board of Directors. As reflected in the table above entitled Grants of Plan Based Awards in 2014, for 2014 Mr. Swenson was eligible to receive an annual performance bonus of up to 20% of his base salary.

The following table sets forth information at December 31, 2014 regarding our 2013 Omnibus Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	99,919	$13.82	897,782
Equity compensation plans not approved by security holders	53,464	5.48	—
Total	153,383	$10.91	897,782

Outstanding Equity Awards at Fiscal Year End. The following table sets forth certain information with respect to our NEOs concerning restricted stock awards that have not vested as of December 31, 2014.

	Stock Award Grant Date	Number of shares of restricted stock that have not vested (1)	Market value of shares of restricted stock that have not vested (2)
John Forney	March 18, 2014	12,623	$277,075
	June 14, 2012	52,194	1,145,658
B. Bradford Martz	March 18, 2014	5,246	115,150
Deepak Menon	March 18, 2014	3,279	71,974
John F. Langowski, III	March 18, 2014	4,016	88,151
Andrew D. Swenson	March 18, 2014	2,295	50,375

(1)
Mr. Forney's shares, granted on June 14, 2012, as an inducement for entering into employment with our Company, vest ratably over five years on the anniversary of the grant date. Shares granted on March 18, 2014, relate to 2013 performance year, issued as part of the 2013 Omnibus Incentive Plan, and vest ratably over three years on the anniversary of the grant date.

(2)	Based on market value as of December 31, 2014 of $21.95 per share, which was the closing sale price of a share of our common stock on the last trading day of the year.

No other named executive officer received any stock awards, option awards, non-equity incentive plan compensation or any non-qualified deferred compensation earnings during 2014 or 2013.

Option Exercises and Stock Vested in 2014. The following table contains information concerning option awards that were exercised by our NEOs and restricted stock that vested in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John Forney	—	$—	17,398	$313,512
B. Bradford Martz	—	—	3,900	57,525
Deepak Menon	—	—	2,110	32,663
John F. Langowski, III	—	—	—	—
Andrew D. Swenson	—	—	2,167	33,545

(1)	Represents the gross number of shares vesting multiplied by the closing price of our common stock on the NASDAQ Stock Market on the date of vesting.

Potential Payments upon Termination or Change of Control. The information below describes certain compensation and benefits to which our NEOs are entitled in the event their employment is terminated under certain circumstances and/or change of control occurs. See the table at the end of this section for the amount of compensation and benefits that would have become payable under existing plans and contractual arrangements assuming a termination of employment and/or change of control had occurred on December 31, 2014 assuming a market value of our common stock on that date of $21.95, which was the closing sale price of a share of our common stock on such date, given the NEOs compensation and service levels as of such date. There can be no assurance that an actual triggering event would produce the same or similar results as those estimated if such event occurs on any other date or at any other price, or if any other assumption used to estimate potential payments and benefits is not correct. Due to the number of factors that affect the nature and amount of any potential payments or benefits, any actual payments and benefits may be different.

Termination Without Cause. As described above, we are a party to employment agreements with each of the NEOs, all of which were entered into prior to December 13, 2014. Under each employment agreement, "Cause" shall only mean (i) any action or omission of the Executive which constitutes a material breach of the employment agreement, (ii) willful (only if done or omitted to be done without a good faith reasonable belief that such act or failure to act was in the best interests of the Company) failure to perform the duties assigned to the Executive by the CEO or the Board, from time to time; (iii) fraud, breach of fiduciary duty, embezzlement or misappropriation as against the Company, or (iv) the conviction (from which no appeal can be taken) of Executive for any criminal act which is a felony.

Under Mr. Forney's employment agreement, termination without cause would take effect after a 30 day notice, and he would be entitled to receive base salary continuation, payable in equal installments in accordance with normal payroll practices. If Mr. Forney is terminated without cause prior to his initial five-year term, he would be entitled to 12 months of his base salary. If 30-day notice of termination is after the five-year contract term, he would be entitled to receive his remaining base salary for the year of separation. He would be owed any benefits under any benefit plans (in accordance with the terms of such plans). In addition, Mr. Forney would be entitled to up to 24 months of COBRA, until he became eligible with a subsequent employer. Annual cash bonuses earned but not paid, for the prior fiscal year would be payable within the next normal payroll period. Remaining equity from Mr. Forney's original stock grant would automatically and immediately vest in full. Any restricted stock awarded to Mr. Forney based on the achievement of performance goals would vest in full upon termination. Additionally, Mr. Forney would also be entitled to receive a pro-rated portion of his annual performance bonus for the year of termination, to be paid in full within 90 days following the completion of the fiscal year.

Mr. Forney would receive these same benefits if he were to terminate employment with good reason. "Good Reason" means, without Executive's written consent: (i) a reduction by the Company in Executive's Base Salary or Target Bonus as in effect from time to time; or (ii) the Board materially reduces (including as a result of any co-sharing of responsibilities arrangement), other than during any period of illness or incapacity, Executive's authority, responsibilities, or duties such that Executive no longer has the title of, or serves or functions as, chief executive officer of the Company; or (iii) the Company fails to maintain an annual and long-term incentive program for senior executives in which Executive participates; or (iv) failure of the Board to nominate Executive for election to the Board of Directors at an annual meeting of shareholders; or (v) the Company requiring Executive to be based at a location in excess of 35 miles from the location of the Company's principal executive office as of the Effective Date of the agreement, except for required travel on Company business; or (vi) the Company fails to obtain the written assumption of its obligations under the agreement by a successor not later than the consummation of a merger, consolidation or sale of the Company; or (vii) a material breach by the Company of its obligations under the agreement.

If Mr. Forney is terminated without cause, by us, with at least 90 days' written notice after his initial five-year term, or if there is a decision not to extend the employment term, Mr. Forney would be entitled to receive payment of any unpaid base salary accrued through the effective date of termination, as well as any expense reimbursement. He would be owed any benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, would also be paid to Mr. Forney. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination.

Under the employment agreements for the remaining NEOs, termination without cause would take effect after a 180 day notice, after the contract term. Mr. Menon and Mr. Swenson each were employed with an initial term of two years, while Mr. Martz and Mr. Langowski are considered at-will. They would be entitled to receive base salary continuation, payable in equal installments in accordance with normal payroll practices for the entire 180 day period, as well as any expense reimbursement. They would be owed any benefits under any benefit plans (in accordance with the terms of such plans), and they would be entitled to up to 180 days of COBRA, until they became eligible with a subsequent employer. Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, would also be paid to the NEO. If termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for the fiscal year in which termination occurs (determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year) to which the NEO would have been entitled if employed at the conclusion of the fiscal year, would be paid in full within 90 days following completion of the fiscal year. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination.
Termination For Cause. If any NEO's employment is terminated for Cause (as defined above), he would be entitled to receive payment of any unpaid base salary accrued through the effective date of termination, as well as any expense reimbursement. He would be owed any benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, would also be paid to the NEO. Any such payments must be made on or before March 15th of the year following the NEO's termination for cause.
Termination due to Death or Disability. If any NEO's employment is terminated due to death or disability, he (or his estate or legal representatives (as applicable)) would be entitled to receive payment of base salary as of the date of termination of employment, reimbursement for expenses incurred, any benefits under any benefit plans (in accordance with the terms of such plans), any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, and if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for the fiscal year in which termination occurs (determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year)to which the NEO would have been entitled if employed at the conclusion of the fiscal year, would be paid in full within 90 days following completion of the fiscal year. In addition, in the case of death, we will continue to provide all benefits applicable to the NEO's family for six months. Any such payments shall be made on or before March 15th of the year following death or disability. Any remaining restricted stock awarded based on the achievement of performance goals for the year of separation would vest in full, automatically and immediately, upon termination.
Resignation. If our CEO's employment is terminated due to resignation, termination would take effect after a 30-day notice. For all other NEOs, if employment is terminated due to resignation, termination would take effect after a 180-day notice. They would be entitled to receive base salary continuation, payable in equal installments in accordance with normal payroll practices for the notice period, as well as any expense reimbursement. They would be owed any benefits under any benefit plans (in accordance with the terms of such plans). Any annual incentive bonuses earned but not yet paid for any completed full fiscal year immediately preceding the termination date, would also be paid to the NEO. For our CEO, 20% of any remaining restricted stock under the initial equity award, if any, would vest upon the end of the 30-day notice period. For all NEO's, any remaining restricted stock awarded based on the achievement of performance goals for the year of separation, would vest, in full, automatically and immediately, upon termination. For Mr. Menon and Mr. Swenson, if termination occurs prior to the end of any fiscal year, a pro rata annual incentive bonus for the fiscal year in which termination occurs (determined and paid based on actual performance achieved for that fiscal year against the performance goals for that fiscal year) to which they would have been entitled if employed at the conclusion of the fiscal year, would be paid in full within 90 days following completion of the fiscal year.

The table below sets forth the estimated value of the potential payments to each of the NEOs, assuming the executive was given notice of employment termination on December 31, 2014. The figures in the table below are based on the employment agreements in effect on December 31, 2014.

	Termination without cause	Termination with cause	Termination due to death	Termination due to disability	Termination due to retirement
John Forney
Salary continuation	866,667	—	—	66,667	200,000
Benefits	2,810	—	8,400	1,400	4,200
COBRA coverage	34,272	—	—	—	—
Most recent annual incentive bonus	660,000	660,000	660,000	660,000	660,000
Pro rata annual incentive bonus	90,000	—	—	90,000	270,000
Acceleration of restricted stock awards (1)	1,798,254	—	1,798,254	1,798,254	1,798,254
B. Bradford Martz
Salary continuation	150,000	—	—	25,000	150,000
Benefits	28,752	—	28,752	4,792	28,752
COBRA coverage	11,350	—	—	—	—
Most recent annual incentive bonus	153,000	153,000	153,000	153,000	153,000
Pro rata annual incentive bonus	227,125	—	—	37,854	—
Acceleration of restricted stock awards (1)	384,498	—	384,498	384,498	384,498
John F. Langowski, III
Salary continuation	115,000	—	—	19,167	115,000
Benefits	58,298	—	58,298	9,716	58,298
COBRA coverage	8,847	—	—	—	—
Most recent annual incentive bonus	120,000	120,000	120,000	120,000	120,000
Pro rata annual incentive bonus	191,375	—	—	31,896	—
Acceleration of restricted stock awards (1)	323,082	—	323,082	323,082	323,082
Deepak Menon
Salary continuation	125,000	—	—	20,833	125,000
Benefits	17,591	—	17,591	2,932	17,591
COBRA coverage	3,153	—	—	—	—
Most recent annual incentive bonus	123,000	123,000	123,000	123,000	123,000
Pro rata annual incentive bonus	194,625	—	—	32,438	194,625
Acceleration of restricted stock awards (1)	310,022	—	310,022	310,022	310,022
Andrew D. Swenson
Salary continuation	105,000	—	—	17,500	105,000
Benefits	41,549	—	41,549	6,925	41,549
COBRA coverage	6,298	—	—	—	—
Most recent annual incentive bonus	75,000	75,000	75,000	75,000	75,000
Pro rata annual incentive bonus	75,000	—	—	12,500	75,000
Acceleration of restricted stock awards (1)	95,087	—	95,087	95,087	95,087

(1)	Based on a market value as of December 31, 2014 of $21.95 per share, which was the closing sale price of a share of our common stock on such date.

DIRECTOR COMPENSATION

The following table describes the compensation received by each of our directors during the year ended December 31, 2014. During 2014, our directors did not receive any option awards, non-equity incentive plan compensation, non-qualified deferred compensation earnings, or any other form of compensation other than the compensation shown in the table below.

	Fees Earned or Paid in Cash	Stock Awards (1)	Total Compensation
Gregory C. Branch (2)	$115,000	$522,000	$637,000
Sherrill W. Hudson (3)	95,000	65,250	160,250
Alec L. Poitevint, II (4)	82,500	65,250	147,750
Kent G. Whittemore (4)	82,500	65,250	147,750
Kern M. Davis, M.D. (4)	82,500	65,250	147,750
William H. Hood, III	75,000	65,250	140,250

1.
Represents grant date fair value of stock awarded to our directors. Includes restricted stock award granted to Mr. Branch pursuant to his Non-Executive Chairman Agreement, which resulted in a grant of 40,000 shares of our common stock, which will vest on the date of the 2015 Annual Meeting. Includes restricted stock awards granted to Messrs. Poitevint, Whittemore, Davis, Hood and Hudson pursuant to the Non-Employee Director Agreement, which resulted in grants to each of these directors of 5,000 shares of our common stock in 2014, which will vest on the date of the 2015 Annual Meeting. The value of the stock awards were computed in accordance with Financial Accounting Standards Board Codification Topic 718, Compensation - Stock Compensation. See Note 19 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of the relevant assumptions used in calculating the value of the awards granted prior to December 31, 2014.

2.	Mr. Branch received $75,000 for his services as director and $40,000 for serving as the Chairman of the Board.

3.	Mr. Hudson received $75,000 for his services as director and $20,000 for serving as the Chairman of the Audit Committee.

4.	Each of Messrs. Poitevint, Whittemore and Davis received $75,000 for their services as directors and $7,500 for serving as Chairmen of our Board Committees for the last three quarters of 2014.

During fiscal year 2014, we offered the following compensation program for our non-employee directors: (i) a quarterly retainer of $18,750, (ii) a quarterly retainer of $10,000 for the Chairman of the Board and (iii) a quarterly retainer of $5,000 to our Audit Committee Chairman. During the second quarter of 2014, we offered a quarterly retainer of $2,500 to the Chairmen of each of the following committees: Nominating Committee, Investment Committee and Compensation Committee.

We included Mr. Forney's compensation in the Summary Compensation Table since Mr. Forney is our President and Chief Executive Officer. Mr. Forney does not receive any fees for his services as director.

BENEFICIAL OWNERSHIP

Stock Ownership of Our Directors, Executive Officers and Certain Beneficial Owners

The following table displays information, as of April 6, 2015, regarding the number and approximate percentage of shares of our common stock beneficially owned by (i) each of our directors, director nominees, and named executive officers, (ii) all of our directors and executive officers as a group, and (iii) each person known to us to beneficially own more than 5% of our outstanding shares of common stock:

	Amount and Nature of Beneficial Ownership	Percentage of Common Stock
Gregory C. Branch, Chairman (1)	2,095,177	9.8%
Alec L. Poitevint, II, Director (2)	825,756	3.8%
William H. Hood, III, Director (3)	627,533	2.9%
Kent G. Whittemore, Director (4)	260,745	1.2%
Kern M. Davis M.D., Director (5)	240,038	1.1%
John Forney, President, CEO and Director (6)	118,311	0.6%
Sherrill W. Hudson, Director (7)	55,000	0.3%
Deepak Menon, V.P. of Operations and Business Development (8)	49,519	0.2%
B. Bradford Martz, CFO (9)	39,805	0.2%
John F. Langowski, III, V.P. of Claims (10)	14,262	0.1%
Andrew D. Swenson, V.P. and CIO (11)	11,017	0.1%
Directors and Officers as a Group (13 persons)	4,381,578	20.4%
Unless otherwise noted, individuals or groups identified in the table above may be contacted c/o United Insurance Holdings Corp. as described in the subsection entitled Communication with the Company by Postal Mail.
We calculated the approximate percentage of common stock based upon 21,473,713 shares of our common stock outstanding on April 6, 2015.

1.
Includes 1,569,197 shares directly owned by Mr. Branch; 118,588 shares owned by Branch Journey, LLC; and 101,848 shares owned by each of the following four trusts: OC Branch Trust F/B/O Tracy L Drake, OC Branch Trust F/B/O Jennifer L. Branch, OC Branch Trust F/B/O Christina M. Branch and OC Branch Trust F/B/O Overby C. Branch, III. Mr. Branch has voting power over the shares owned by O.C. Branch Trust and by Branch Journey, LLC.

2.
Represents 384,299 shares directly owned by Mineral Associates, Inc. and 436,497 shares owned by SEM Minerals, LP. Mr. Poitevint has voting and investment power over the securities held by Mineral Associates, Inc. and SEM Minerals, LP. Also includes 5,000 shares held directly by Mr. Poitevint.

3.	Represents 622,533 shares owned by William H. Hood, III Revocable Trust, of which Mr. Hood is the trustee with voting and dispositive control. Also includes 5,000 shares held directly by Mr. Hood.

4.	Includes 241,127 shares directly owned directly by Mr. Whittemore and 19,618 shares in his spouse's, Kathryn Whittemore, IRA.

5.	Represents 240,038 shares directly owned by Dr. Davis.

6.	Represents 118,311 shares directly owned by Mr. Forney.

7.	Represents 55,000 shares directly owned by Mr. Hudson.

8.	Represents 49,519 shares directly owned by Mr. Menon.

9.	Represents 39,805 shares directly owned by Mr. Martz.

10.	Represents 14,262 shares directly owned by Mr. Langowski.

11.	Represents 11,017 shares directly owned by Mr. Swenson.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, our officers and persons who beneficially own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities. SEC regulations require directors, officers and beneficial owners of more than 10% of our outstanding equity securities to furnish us with all Section 16(a) forms they file.

Based solely on our review of the Section 16(a) forms furnished to us with respect to the year ended December 31, 2014, and the written representations we received from certain reporting persons indicating that no circumstances occurred during the noted period that would require them to file a Form 5, we believe that, during the year ended December 31, 2014, all Section 16(a) reports required to be filed by our directors, officers and greater than 10% beneficial owners were timely filed except for the following forms, which were filed late: a Form 4 filing reporting two transactions by Mr. Davis, and a Form 4 filing reporting one transaction by Mr. Martz.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following summarizes the transactions and series of related transactions, since January 1, 2014, in which we participated, in which the subject amount exceeded $120,000 and in which any of our executive officers, directors, beneficial holders of more than 5% of our common stock or the immediate family members of such officers, directors, and beneficial holders had or will have a direct or material indirect interest, other than compensation we paid to our officers and directors for services performed as such.

One of our executive officers, Ms. Salmon, is a former partner at the law firm of Groelle & Salmon, PA, where her spouse remains partner and co-owner. Groelle & Salmon, PA has provided legal representation to us, related to our claims litigation for several years prior to Ms. Salmon joining UPC Insurance. During 2014, Groelle & Salmon, PA billed us approximately $878,000. Ms. Salmon's spouse has a 50% interest in these billings, or approximately $439,000.

Policies and Procedures Regarding Related Person Transactions. Our Board has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•
a “related person” means any of our directors, executive officers or nominees for director, and any of their immediate family members, and any beneficial owner of more than 5% of our voting securities; and

•	a “related person transaction” generally is a transaction in which we were or are to be a participant and in which any related person had or will have a direct or indirect interest.

The related person, or the director, executive officer or nominee who is an immediate family member of a related person, must notify our outside SEC counsel of the related person transaction. Certain transactions will generally be deemed pre-approved under these written policies and procedures, including transactions in the ordinary course of business that do not exceed $120,000 in any fiscal year and executive officer and director compensation arrangements approved by our Compensation Committee. Except for certain enumerated pre-approved transactions, our SEC counsel shall notify our Audit Committee of any proposed related person transactions reported to it. The Audit Committee will consider all of the relevant facts and circumstances available regarding the proposed related person transaction and will ratify, approve or disapprove the related person transaction based on factors it deems appropriate, including the benefits to our Company, the commercial reasonableness of the terms of the related person transaction, and its impact on director independence.

PROPOSAL TWO – RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee approved the engagement of McGladrey LLP (McGladrey) as the independent registered public accounting firm to perform an audit of our consolidated financial statements for the fiscal year ending December 31, 2015. McGladrey performed the audit of our 2014 consolidated financial statements. McGladrey advised our Audit Committee that neither it, nor any of its members, has any direct financial interest in UPC Insurance as a promoter, underwriter, voting trustee, director, officer or employee. Though we do not expect a representative of McGladrey to attend our Annual Meeting, if a McGladrey representative does attend, the representative will respond to appropriate questions and will have the opportunity to make a statement if the representative desires to do so.

We hereby ask our stockholders to ratify our Audit Committee’s appointment of McGladrey as our independent registered public accounting firm for the 2015 fiscal year. Although neither our Certificate of Incorporation, our By-laws, nor any other document or agreement requires ratification, the Board submits the appointment of McGladrey to our stockholders for ratification because we value our stockholders’ views on the appointment of our independent registered public accounting firm. If our stockholders do not ratify the appointment of McGladrey, we will consider such result as a direction from the stockholders to our Board and our Audit Committee to consider the appointment of a different firm and our Audit Committee will reconsider whether to retain McGladrey. In such event, our Audit Committee may retain McGladrey notwithstanding the fact that the stockholders did not ratify the appointment, or may appoint another accounting firm without re-submitting the matter to a stockholder vote. Even if stockholders ratify the appointment, our Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest and, thus, in our stockholders' best interest.

Audit and Related Fees

The following table summarizes the approximate fees McGladrey billed us for services rendered during 2014 and 2013.

	2014		2013
Audit Fees	$394,000	[1]	$354,000	[3]
Audit-Related Fees	—		—
Tax Fees	20,000	[2]	18,300	[2]
All Other Fees	—		—

1.	Amount includes approximately $39,000 related to audit services rendered in connection with offerings in 2014.

2.	Amount includes fees billed for assistance with the filing of our tax return.

3.	Amount includes approximately $19,000 related to audit services rendered in connection with S-1 and S-3 filings in 2013.

McGladrey billed us during 2014 and 2013 for professional services rendered, including the audit of our consolidated financial statements for those years and audit-related services requiring review of various SEC filings.

Audit Committee Approval of Independent Registered Public Accounting Firm

Our Audit Committee approved the appointment of, and the fees for audit and tax services performed by, our independent registered public accounting firm for 2014 and 2013.

Audit Committee’s Pre-Approval Policies and Procedures

Our Audit Committee requires that management obtain the prior approval of the Audit Committee for all audit and permissible non-audit services that our independent registered public accounting firm will provide. At regular meetings or as needed during the year, the Audit Committee reviews and approves proposals for such services, including the estimated fees the independent registered public accounting firm will charge. The Audit Committee Chairman may approve permissible non-audit services costing up to $10,000, with subsequent notification to the full Audit Committee.

Recommendation of the Board

The Board recommends a vote FOR ratification of the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

OTHER INFORMATION
We have made previous filings under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, that incorporate future filings, including this Proxy Statement, in whole or in part. However, the Report of our Audit Committee and the Compensation Committee Report shall not be incorporated by reference into any such filings.

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

May 6, 2015

GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2015.
To access the Company's Proxy Statement for the 2015 Annual Meeting of
Stockholders, and the Company's 2014 Annual Report, visit:
http://www.upcinsuranceproxy2015.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD RECOMMENDS A VOTE "FOR ALL" THE NOMINEES LISTED AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors.						FOR	AGAINST	ABSTAIN
					2.	Ratification of the appointment of McGladrey LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	ô	Gregory C. Branch	Class A Nominee
		ô	John Forney	Class A Nominee
		ô	Kent G. Whittemore	Class A Nominee
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR THE BOARD OF DIRECTORS, FOR THE RATIFICIATION OF THE APPOINTMENT OF MCGLADREY LLP AS THE COMPANY'S INDENPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you with to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder				Date:		Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized signer.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
May 6, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John Forney and B. Bradford Martz as Proxies of the undersigned, with full power of substitution, and hereby authorizes Mr. Forney and Mr. Martz to represent and to vote, as designated on the reverse side and in their discretion and upon any other business that may properly come before the meeting, all of the shares of common stock of United Insurance Holdings Corp., held of record by the undersigned on March 19, 2015, at the Annual Meeting of Stockholders of United Insurance Holdings Corp. to be held at the office of United Insurance Holdings Corp. located at 360 Central Ave., Suite 900, St. Petersburg, Florida, 33701 on Wednesday, May 6, 2015 at 1:00 PM Eastern Daylight Time, or at any postponement or adjournment thereof.

PLEASE COMPLETE, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

UNITED INSURANCE HOLDINGS CORP.

May 6, 2015

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page

Vote online until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER

IN PERSON - You may vote your shares in person by attending the Annual Meeting.	ACCOUNT NUMBER

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 6, 2015.
To access the Company's Proxy Statement for the 2015 Annual Meeting of
Stockholders, and the Company's 2014 Annual Report, visit: http://www.upcinsuranceproxy2015.com
ê Please detach along perforated line and mail in the envelope provided IF you are not voting via the Internet. ê

THE BOARD RECOMMENDS A VOTE "FOR ALL" THE NOMINEES LISTED AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1.	Election of Directors.						FOR	AGAINST	ABSTAIN
					2.	Ratification of the appointment of McGladrey LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	ô	Gregory C. Branch	Class A Nominee
		ô	John Forney	Class A Nominee
		ô	Kent G. Whittemore	Class A Nominee
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED FOR THE BOARD OF DIRECTORS, FOR THE RATIFICIATION OF THE APPOINTMENT OF MCGLADREY LLP AS THE COMPANY'S INDENPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY MATTER WHICH IS TO BE PRESENTED FOR ACTION AT THE MEETING OTHER THAN THE MATTERS SET FORTH HEREIN.

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:	To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you with to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

Signature of Stockholder				Date:		Signature of Stockholder	Date:
Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized signer.